Exhibit 10.1

Alnylam Pharmaceuticals, Inc.

2012 Annual Incentive Program

Summary Description

In March 2012, the Compensation Committee of the Board of Directors (the “Board”) of Alnylam Pharmaceuticals, Inc. (“Alnylam” or the “Company”) approved the 2012 Annual Incentive Program (the “Bonus Plan”) to incent and reward all regular employees based upon their performance relative to pre-established 2012 corporate and individual goals and objectives, and retain company employees by establishing an important element of Alnylam’s total rewards package consistent with Alnylam’s compensation philosophy and operating strategy.

Eligibility

All regular employees, who are employed by the Company both before July 1, 2012 and on December 31, 2012 (collectively, “Plan Participants”), are eligible to receive an annual cash bonus (a “Bonus Award”) based upon achievement of individual and corporate goals and objectives for 2012. The Compensation Committee may, in its discretion, include employees who join the Company after July 1, 2012 as Plan Participants. Bonus Awards for Plan Participants who have been employed with the Company for less than one year as of December 31, 2012 may be pro-rated by the Compensation Committee, in its discretion.

Goals

The corporate goals for 2012 were proposed by the Company’s executive officers and approved by the Board. Bonus Awards for the Company’s executive officers will be based entirely upon achievement of the corporate goals. Individual objectives for Plan Participants who are non-executive officers or director-level employees were approved by the Company’s Chief Executive Officer, and individual objectives for all other Plan Participants were approved by the employees’ direct supervisors and the Vice President of Human Resources.

Awards

Under the Bonus Plan, each Plan Participant has an established target award, as set forth in the table below, representing a percentage of the Plan Participant’s annual base salary for 2012 (a “Target Award”). Each Bonus Award will range from 0% to 100% of a Plan Participant’s Target Award (capped at 100%), thus making each Plan Participant’s Target Award the maximum Bonus Award achievable in 2012.

2012 Annual Incentive Program Target Awards
Title/Level	Target Award (% of Base Salary)
Chief Executive Officer	60%
President and Chief Operating Officer	50%
Senior Vice President	40%
Vice President	30%
Senior Director/Director	20%
Associate Director	15%
All Other Regular Employees	7.5%

Bonus Awards under the Bonus Plan, if any, will be determined by first establishing a bonus pool (the “Bonus Pool”). The Bonus Pool will be calculated by (1) aggregating each Plan Participant’s Target Award and then (2) multiplying that sum by a modifier established by the Compensation Committee that is based on the Company’s performance as measured against the 2012 corporate goals (the “Corporate Performance Level”). The Corporate Performance Level will range from 0% to 100%; provided, however, that if the Corporate Performance Level for 2012 falls below a threshold of 50%, no Bonus Awards will be paid under the Bonus Plan.

The Bonus Pool will then be allocated among the Plan Participants based on each Plan Participant’s title/level and salary (as reflected by their Target Award percentage) and (i) with respect to Plan Participants who are executive officers, the Corporate Performance Level, as well as each executive officer’s contributions to achievement of the 2012 corporate goals, (ii) with respect to Plan Participants who are non-executive officers or director-level employees, performance against their individual objectives for 2012 and contributions to achievement of the 2012 corporate goals, and (ii) with respect to all other Plan Participants, performance against their individual objectives for 2012. The Compensation Committee retains the discretion under the Bonus Plan to adjust upward or downward any Bonus Award and/or the Bonus Pool as it deems appropriate.

In December 2012, the Compensation Committee will evaluate the Company’s performance against the established corporate goals, as well as the individual performance and contributions of the Plan Participants, establish the Bonus Pool and determine the amount of the Bonus Awards, if any, to be granted under the Bonus Plan. Any Bonus Awards granted to Plan Participants under the Bonus Plan will be made in cash and are expected to be paid in January 2013.

Administration; Amendment

The Bonus Plan is administered by the Compensation Committee. The Compensation Committee has full power and authority to interpret and make all decisions regarding the Bonus Plan, and its decisions and interpretations are final and binding on all Plan Participants. The Compensation Committee or the full Board may amend the Bonus Plan in any manner at any time without the consent of any Plan Participant.